Exhibit 99.1

PRESS RELEASE	CONTACT: Jill Swartz
For Immediate Release	(949) 833-8252 Ext. 123
js@tnpre.com

TNP Strategic Retail Trust Acquires

San Jacinto Esplanade in San Jacinto, California

IRVINE, Calif., (August 12, 2010) – TNP Strategic Retail Trust, Inc. (the “Company”), a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, announced today the acquisition of San Jacinto Esplanade in San Jacinto, California.

San Jacinto Esplanade is a 56,473 square foot multitenant retail center built in 2007 and located on 11.54 acres and includes over 30,000 square feet of vacant land pad sites. The property is approximately 52 percent leased. Major tenants include fresh&easy™, Jack in the Box® and Starbucks. Tenants have staggered lease expirations that range from 2012 to 2027.

“San Jacinto Esplanade represents another value added real estate acquisition for the company’s portfolio, with the potential to lease up the vacant space and increase the property net operating income going forward,” said TNP Strategic Retail Trust CFO, Christopher Cameron. “Additionally, we believe this is a remarkable opportunity, with this acquisition representing a 64% discount to the development cost.”

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. As of August 10, 2010, TNP Strategic Retail Trust has issued 1,815,952 shares of common stock. Its Board of Directors has approved a 7 percent annual dividend, to be paid monthly effective July 2010. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

About Thompson National Properties, LLC

Thompson National Properties, LLC (“TNP”) is an international real estate advisory company, specializing in the management and creation of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed specifically for both institutional and high net worth individual investors alike. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has seven regional offices. As of August 11, 2010, Thompson National Properties manages a portfolio of 128 commercial properties, in 30 states, totaling more than 17.9 million square feet, on behalf of over 4,000 investor/owners with an overall purchase value of $2.3 billion dollars. Recently TNP expanded its operations to the Middle East to provide valuation and advisory services on over 2.3 million square feet of real estate in Saudi Arabia. For more information regarding Thompson National Properties, please visit www.tnpre.com.

Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as

“anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting the Company’s ability to acquire or sell real estate assets; national and local economic and business conditions; the Company’s ability to maintain sufficient liquidity and access capital markets; the performance of real estate assets after they are acquired; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations. This release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K, as amended, and Form 10-Q. Copies of these reports are available on our website and at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

###